Exhibit 99.1
News Release	Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana 70170 (504) 569-1875

For Immediate Release To:	For Information Contact:
Analysts, Financial Community, Media	T.J. Thom (504) 799-4830
Al Petrie (504) 799-1953

EPL Responds to Stone Energy’s Determination
that EPL’s Definitive Offer Is Superior to Plains Agreement

NEW ORLEANS, June 19, 2006 - Energy Partners, Ltd. (“EPL”) (NYSE:EPL) today issued the following statement regarding the determination by Stone Energy Corporation’s (“Stone”) (NYSE: SGY) Board of Directors that EPL’s definitive offer is a “Target Superior Proposal” as defined in Stone’s existing merger agreement with Plains Exploration and Production Company (“Plains”) (NYSE:PXP):

EPL is gratified that Stone has recognized that our definitive offer is superior to the Plains agreement. Our offer clearly provides a higher premium and the certainty of immediate value to Stone shareholders. We are confident that the combination of Stone and EPL will create a premier offshore E&P company capable of generating considerable upside value for shareholders of both companies based on our complementary fit and the significant cost synergies we have identified. We look forward to moving quickly with Stone to complete the transaction.

As previously announced on June 16, 2006, EPL’s proposed acquisition of Stone is valued at approximately $2.2 billion, which values Stone's equity at approximately $1.4 billion and includes approximately $800 million of Stone debt. Stone’s existing merger agreement with Plains requires a waiting period of five business days before Stone can terminate that agreement.

About Energy Partners, Ltd.
Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company's operations are focused along the U. S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

Any statements made in this news release, other than those of historical fact, about an action, event or development, which the Company hopes, believes or anticipates may or will occur in the future, are “forward-looking statements” under U. S. securities laws. Such statements are subject to various assumptions, risks and uncertainties, which are specifically described in our Annual Report on Form 10-K for fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance or an assurance that the Company’s current assumptions and projections are valid. Actual results may differ materially from those projected.

Contacts

Investors:

T.J. Thom (504-799-4830) / Al Petrie (504-799-1953)
Energy Partners Ltd.

Media:

Eden Abrahams / Steve Frankel (212-355-4449)
Joele Frank, Wilkinson Brimmer Katcher

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